NEWS RELEASE

At Old Republic:	At Financial Relations Board:
Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC ANNOUNCES THE ADDITION OF BARBARA ADACHI TO THE BOARD OF DIRECTORS

CHICAGO – November 22, 2021 -- Old Republic International Corporation (NYSE: ORI) today announced Barbara Adachi (71) will be joining its Board of Directors as well as to the Directorship of ORI’s major regulated insurance company subsidiaries.

Prior to her retirement in 2013, Ms. Adachi was the chief executive and National Managing Partner for Deloitte Consulting’s Human Capital Consulting Practice, a $1B practice with over 3,000 practitioners in the U.S., Mexico, and India. In making the announcement, Spencer LeRoy, Chairman of the Board, noted “our Company will benefit greatly from Barbara Adachi’s wide-ranging experience in business strategy, human capital, and organization transformation. We are most grateful and pleased with her acceptance to join us.”

Including Barbara Adachi, ORI will have added eight new, highly qualified individuals to ORI’s and its major regulated insurance company subsidiaries’ Board of Directors in the last four years. In the same time frame, five Directors have left the Board. ORI continues to make significant progress to provide greater diversity of talents, professions, and other backgrounds to the Board. This ongoing evolution has required a temporary enlargement of the Board’s constituency to fourteen members.

About Old Republic
Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic's business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices' Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal		S & P
	Compounded	Compounded	Gross	S & P	P&C
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index
Ten Years 2001 – 2010	8.0%	1.9%	3.9%	1.4%	1.0%
Ten Years 2011 – 2020	8.8%	9.9%	3.3%	13.9%	14.3%
Twenty Years 2001 – 2020	8.4%	5.8%	3.6%	7.5%	7.4%

First Nine Months 2020 – only	5.2%	-31.7%	-2.6%	5.6%	-11.2%
First Nine Months 2021 – only	11.4%	35.4%	7.9%	15.9%	9.7%

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100